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                      SUBSCRIPTION AGREEMENT


April 16, 1996


Growth and Income Trust
IDS Tower 10
Minneapolis, Minnesota  55440


Dear Trustees:

The Growth and Income Trust (the "Trust") proposes to issue and sell in private placements, units of beneficial interest (the "Units") in certain series of Units (each a "Portfolio" and together, the "Portfolios") pursuant to a registration statement on Form N-1A filed with the Securities and Exchange Commission (the "SEC"). The Trust currently consists of four Portfolios as follows:
   Equity Income Portfolio
   Total Return Portfolio
   Balanced Portfolio
   Equity Portfolio

In order to provide the Trust with a net worth of at least
$100,000, we hereby offer to purchase $100,000 worth of Units, divided between the Portfolios.

We represent and warrant to the Trust that the Units are being acquired by us for investment and not with a view to the resale or further distribution thereof and that we have no present intention to redeem the Units.

Please confirm that the foregoing correctly sets forth our agreement with the Trust.

Sincerely,

STRATEGIST GROWTH AND INCOME FUND, INC.



By /s/ William H. Dudley
       William H. Dudley
       President

Confirmed, as of the date first above mentioned.

GROWTH AND INCOME TRUST



By /s/ Leslie L. Ogg
       Leslie L. Ogg
       Vice President and General Counsel